Exhibit 99.1

Butcher Named CFO of Alaska Communications

ANCHORAGE, Alaska –Alaska Communications (NASDAQ: ALSK) has named Laurie Butcher chief financial officer. Butcher, who joined Alaska Communications in 1997, has served as senior vice president of finance since October 2015 and principal financial and accounting officer since November 2015.

“Laurie has been critical in implementing Alaska Communications’ initiatives to reduce debt, lower interest obligations, navigate the changing regulatory landscape and generate cost savings, all of which have yielded an improved bottom line. We recognize her dedication and congratulate her on successful performance as the company’s principal financial and accounting officer by naming her CFO. We are excited about Laurie’s continued leadership and look forward to her future contributions,” said CEO Bill Bishop.

“During my career, I have had the privilege of working with very talented professionals at Alaska Communications and other state and national entities,” said Laurie Butcher. “As life-long Alaskans, our new CEO, Bill Bishop, and I are deeply committed to supporting our employees, to delivering exceptional service to our customers, and to promoting the long-term success of the company. As CFO, my role is driving our company’s strategic and financial growth to benefit our shareholders, lenders, and the local economy. I am excited to continue expanding our position as a leader in advanced broadband and managed IT services for businesses and consumers.”

LAURIE BUTCHER

Butcher joined Alaska Communications in 1997 and has served in several leadership roles in finance and accounting, including senior vice president of finance. In addition to the Free Cash Flow growth and EBITDA margin expansion strategies, she leads SEC reporting, SOX compliance, accounting, budgeting, forecasting, and more. With more than 25 years of finance expertise, Butcher’s prior roles include controller for Teamsters Local 959 and public accounting at Price Waterhouse and Deloitte & Touche.

Butcher serves as a board member of the United Way of Anchorage and is a management trustee for the Alaska Electrical Trust Fund Pension Plan and Money Purchase Plan. She holds a bachelor’s degree in accounting from the University of Alaska and is a licensed CPA.

About Alaska Communications

Alaska Communications (NASDAQ: ALSK) is the leading provider of advanced broadband and managed IT services for businesses and consumers in Alaska. The company operates a highly reliable, advanced statewide data network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous U.S. For more information, visit www.alaskacommunications.com or our investor relations site at www.alsk.com.

Media Contact:

Heather Marron, 907-564-1326

Investor Contact:

Tiffany Smith, 907-564-7556, investors@acsalaska.com